Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

This Amendment to Agreement and Plan of Merger and Reorganization (the "Amendment") is made and entered into effective as of November 3, 2003, by and among: Siebel Systems, Inc., a Delaware corporation ("Parent"); Underground Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"); and UpShot Corporation, a California corporation (the "Company"). Parent, Merger Sub and the Company may each be referred to herein as a "Party" or, collectively, as "Parties."

Recitals

A. The Parties have entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of October 14, 2003, pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent, in each case subject to the conditions set forth in the Agreement. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Agreement.

B. The Parties desire to amend the terms of the Agreement as provided in this Amendment.

Now, Therefore, the Parties, intending to be legally bound, agree as follows:

  Amendment of the Agreement

  1.1 Amendment of Section 1.8(b)(v) of the Agreement. Section 1.8(b)(v) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(v) if a future version of Parent's hosted CRM OnDemand product satisfies the functionality, quality, performance and reliability requirements as set forth in Section 2 of Schedule 1.8(b) ("Milestone 1"), in each case on or prior to December 31, 2004, then (A) promptly following Parent's determination that Milestone 1 has been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (B) Parent shall pay to each Eligible Shareholder on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Shareholder's Percentage Interest in $750,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that Milestone 1 is not satisfied on or prior to December 31, 2004, then no amount shall be payable under this Section 1.8(b)(v)).

  (vi) if a future version of Parent's hosted CRM OnDemand product satisfies the functionality, quality, performance and reliability requirements as set forth in Section 3 of Schedule 1.8(b) ("Milestone 2" and together with Milestone 1, the "Milestones"), in each case on or prior to December 31, 2004, then (A) promptly following Parent's determination that Milestone 2 has been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (B) Parent shall pay to each Eligible Shareholder on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Shareholder's Percentage Interest in $750,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that Milestone 2 is not satisfied on or prior to December 31, 2004, then no amount shall be payable under this Section 1.8(b)(vi))."

  1.2 Amendment of Section 5.4(b)(i)(5) of the Agreement. Section 5.4(b)(i)(5) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(5) if a future version of Parent's hosted CRM OnDemand product satisfies Milestone 1 on or prior to December 31, 2004, then (A) promptly following Parent's determination that Milestone 1 has been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (B) Parent shall pay to each Eligible Employee on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Employee's Percentage Allocation in $750,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that Milestone 1 is not satisfied on or prior to December 31, 2004, then no amount shall be payable under this Section 5.4(b)(i)(5)); and

  "(6) if a future version of Parent's hosted CRM OnDemand product satisfies Milestone 2 on or prior to December 31, 2004, then (A) promptly following Parent's determination that Milestone 2 has been satisfied, Parent shall deliver to the Shareholders' Agent written notice thereof, and (B) Parent shall pay to each Eligible Employee on a date selected by Parent within 45 days after the date such notice is delivered to the Shareholders' Agent cash in an amount equal to such Eligible Employee's Percentage Allocation in $750,000 (it being understood that if Parent, acting in good faith and in its reasonable discretion, determines that Milestone 2 is not satisfied on or prior to December 31, 2004, then no amount shall be payable under this Section 5.4(b)(i)(6));"

  1.3 Amendment of Section 6.6(l) of the Agreement. Section 6.6(l) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(l) [Reserved]"

  1.4 Amendment of Section 7.4(d) of the Agreement. Section 7.4(d) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(d) [Reserved]"

  1.5 Amendment of Section 9.2(a)(viii) of the Agreement. Section 9.2(a)(viii) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(viii) any Legal Proceeding relating to any inaccuracy or breach or alleged inaccuracy or breach or any other matter of the type referred to in clause "(iii)," "(iv)," "(v)" or "(vi)" above or "(ix)" below (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9) (it being understood that no Indemnitee shall be entitled to indemnification under this Section 9.2(a)(viii) in the case of any alleged inaccuracy or breach (which is not an actual inaccuracy or breach) of a representation or warranty unless such alleged inaccuracy or breach relates to a claim against any Indemnitee by a third party that alleges as the basis of such claim facts or circumstances that occurred or existed prior to the Closing); or

  (ix) the failure of the Company to terminate the following Contracts, if any, prior to the Closing Date: (A) the warrants to purchase Company Common Stock issued to (I) Sand Hill Capital, LLC, and (II) TBCC Funding Trust II; and (B) the Contract identified in the seventh paragraph of Exhibit F."

  1.6 Amendment of Section 9.2(e) of the Agreement. Section 9.2(e) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(e) The limitations that are set forth in Section 9.2(c) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v) and 9.2(a)(ix); or (iv) to the matter referred to in Section 9.2(a)(viii) (as Section 9.2(a)(viii) relates to the matters referred to in clauses "(i)" through "(iii)" of this sentence). The limitations that are set forth in Section 9.2(d) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; or (iii) to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) (other than clause "(C)" thereof), 9.2(a)(viii) or 9.2(a)(ix) (it being understood that the limitations that are set forth in Section 9.2(f) shall apply to the matters referred to in clauses "(ii)" and "(iii)" of this sentence)."

  1.7 Amendment of Section 9.2(f) of the Agreement. Section 9.2(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

  "(f) Except in the case of fraudulent or intentional misrepresentation, recourse to the cash amount in the Escrow Account and the amount that becomes payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be an Indemnitee's sole and exclusive remedies for monetary damages resulting from an inaccuracy in or breach of any Specified Representation or the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi), 9.2(a)(viii), 9.2(a)(ix) and, to the extent that it relates to the Specified Representations, 9.2(a)(vii) (it being understood that, except in the case of fraud or intentional misrepresentation, (1) the Indemnitees shall have no further right to amounts due under the Escrow Agreement, Section 1.8 or Section 5.4(b) once such amounts have been paid to the shareholders of the Company or the Eligible Employees, as the case may be, in accordance with the terms of the Escrow Agreement, Section 1.8 or Section 5.4(b), and (2) any amount to be set off against amounts that become payable by Parent pursuant to Sections 1.8 and 5.4(b) shall be divided equally between the amount that is payable pursuant to Section 1.8 and the amount that is payable pursuant to Section 5.4(b)). Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold from any amounts otherwise payable under Section 1.8 or Section 5.4(b) an amount equal to 100% of any amount claimed by an Indemnitee to be owing in respect of any claim with respect to any Specified Representation or under Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) (other than clause "(C)" thereof), 9.2(a)(viii) or 9.2(a)(ix) that is pending at the time an amount is otherwise payable under Section 1.8 or 5.4(b), until such claim is fully and finally resolved (at which time Parent shall pay the difference, if any, between such withheld amount and any amount owed to any Indemnitee in connection with the resolution of such claim to the appropriate Eligible Shareholders or Eligible Employees, as the case may be)."

  1.8 Addition of Schedule 1.8(b). The Agreement is hereby amended to include a "Schedule 1.8(b)" which shall read in its entirety as set forth in Schedule I to this Amendment.

  1.9 No Other Amendments. Except as it has been specifically amended pursuant to Sections 1.1 through 1.9 of this Amendment, the Agreement shall from and after the date of this Amendment continue in full force and effect.

  Miscellaneous

  2.1 Entire Agreement and Modification. The Agreement, the other agreements referred to in the Agreement and this Amendment set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement shall not be superceded by this Amendment and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which the Mutual Non-Disclosure Agreement is terminated in accordance with its terms. The Agreement, as amended by this Amendment, may not be further amended except by a written agreement executed in accordance with Section 10.14 of the Agreement; provided, however, that (x) the date by which the Milestones must be delivered may be extended by Parent in its sole discretion, by delivering a notice to the Shareholders' Agent, and (y) Schedule 1.8(b) to the Agreement (as set forth in Schedule I to this Amendment) may be amended at any time by mutual written agreement of Parent and the Shareholders' Agent.

  2.2 Severability. In the event that any provision of this Amendment, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

  2.3 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

  2.4 Counterparts and Exchanges by Fax. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Amendment.

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In Witness Whereof, the Parties have caused this Amendment to be executed and delivered as of the date first above written.

Siebel Systems, Inc.,
a Delaware corporation

By: /s/ Jeffrey T. Amann
Name: Jeffrey T. Amann
Title: Senior Vice President and General Counsel

Underground Acquisition Corp.,
a California corporation

By: /s/ Jeffrey T. Amann
Name: Jeffrey T. Amann
Title: Secretary

UpShot Corporation,
a California corporation

By: /s/ Robert Reid
Name: Robert Reid
Title: President and Chief Executive Officer

Acknowledged By:

Shareholders' Agent

/s/ Keith Walz
Keith Walz